January 6, 2000



Anthony Muller
Uniphase Corp.
163 Baypointe Pkwy
San Jose, CA  95134


RE:        Amended Schedule 13G


Enclosed pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at December 31, 1999 by American Express Company and American Express Financial Corporation in common stock of Uniphase Corp.


Sincerely,



Steve Turbenson
Director - External Reports and Tax




Enclosure

                                   SECURITIES AND EXCHANGE COMMISSION

                                         Washington, D. C. 20549

                                              SCHEDULE 13G


                              Under the Securities and Exchange Act of 1934



                                             Uniphase Corp.
--------------------------------------------------------------------------------
                                            (Name of Issuer)

                                              Amendment #1

                                              Common Stock
--------------------------------------------------------------------------------
                                      (Title of Class of Securities)



                                              909149-10-6
--------------------------------------------------------------------------------
                                            (CUSIP Number)






The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                        CUSIP NO. 909149-10-6


1) Name of Reporting Person             American Express Company

   S.S. or I.R.S. Identification        IRS No. 13-4922250
   No. of Above Person

--------------------------------------------------------------------------------

2) Check the Appropriate Box            (a)
   if a Member of a Group               (b) X - Joint Filing

--------------------------------------------------------------------------------

3) SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization     New York

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
       (5) Sole Voting Power             -0-
       (6) Shared Voting Power           1,418,520
       (7) Sole Dispositive Power        -0-
       (8) Shared Dispositive Power      12,103,538

--------------------------------------------------------------------------------

9)     Aggregate Amount Beneficially
       Owned by Each Reporting Person    12,103,538

--------------------------------------------------------------------------------

10)    Check if the Aggregate Amount in
       Row (9) Excludes Certain Shares    Not Applicable

--------------------------------------------------------------------------------

11)    Percent of Class Represented by
       Amount In Row (9)                  5.35%

--------------------------------------------------------------------------------

12)    Type of Reporting Person           CO, HC

--------------------------------------------------------------------------------

                                  CUSIP NO. 909149-10-6


1) Name of Reporting Person             American Express Financial Corporation

   S.S. or I.R.S. Identification        IRS No. 13-3180631
   No. of Above Person

--------------------------------------------------------------------------------

2) Check the Appropriate Box            (a)
   if a Member of a Group               (b) X - Joint Filing

--------------------------------------------------------------------------------

3) SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization   Delaware

    NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
       (5) Sole Voting Power              -0-
       (6) Shared Voting Power            1,418,520
       (7) Sole Dispositive Power         -0-
       (8) Shared Dispositive Power       12,103,538
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially
    Owned by Each Reporting Person         12,103,538

--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in
    Row (9) Excludes Certain Shares        Not Applicable

--------------------------------------------------------------------------------

11) Percent of Class Represented by
    Amount In Row (9)                      5.35%
--------------------------------------------------------------------------------

12) Type of Reporting Person               CO, IA

--------------------------------------------------------------------------------

1(a) Name of Issuer:                        Uniphase Corp.
1(b) Address of Issuer's Principal          163 Baypointe Pkwy
     Executive Offices:                     San Jose, CA  95134

2(a) Name of Person Filing:              American Express Company
                                         American Express Financial Corporation


2(b) Address of Principal Business Office:
                                         American Express Company
                                         American Express Tower
                                         200 Vesey Street
                                         New York, NY  10285

                                         American Express Financial Corporation
                                         IDS Tower 10
                                         Minneapolis, MN  55440


2(c) Citizenship:                        See Item 4 of Cover Page

2(d) Title of Class of Securities:       Common Stock

2(e) Cusip Number:                       909149-10-6

3  Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):
   American Express Company, one of the persons filing this statement, is a Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).

   American Express Financial Corporation, one of the persons filing this statement, is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.


4(a)Amount Beneficially Owned as of December 31, 1999: See Item 9 of Cover Pages

4(b) Percent of Class:    See Item 11 of Cover Pages

4(c) Number of Shares as to which such person has:
    (i)   Sole power to vote or to direct the vote:   See Item 5 of Cover Pages
    (ii)  Shared power to vote or direct the vote:   See Item 6 of Cover Pages
    (iii) Sole power to dispose or to direct the disposition of:   See Item 7
          of Cover Pages
     (iv) Shared power to dispose or to direct the disposition of: See Item 8 of Cover Pages

5  Ownership of 5% or Less of a Class:
   If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

6  Ownership of more than 5% on Behalf of Another Person:

                                         Not Applicable

7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                         See Exhibit I

8  Identification and Classification of Members of the Group:

                                         Not Applicable

9  Notice of Dissolution of Group:

                                         Not Applicable

10  Certification:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       American Express Financial Corporation

Dated: December 31, 1999            By
                                      Signature


                                      Steve Turbenson
                                      Director - External Reports and Tax
                                      Name/Title
                                      Telephone:         (612)  671-2059

                                                   Exhibit Index


Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II   Statement of American Express Company

Exhibit III  Statement of American Express Financial Corporation

                                          Exhibit I

                                             to

                                         Schedule 13G

       One of the persons filing this statement is a parent holding company. The relevant subsidiary, American Express Financial Corporation, a Delaware Corporation, is registered as investment advisor under section 203 of the Investment Advisors Act of 1940.

                                          EXHIBIT II

                                               to

                                          SCHEDULE 13G

                                            under the

                                Securities Exchange Act of 1934

American Express Company, American Express Tower, World Financial Center,
New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this
Schedule 13G.

Pursuant to Rule 13d-1(f) (1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use
Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the comptroller, the Secretary, the General Counsel, any Associate General Counsel or any Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


                                          AMERICAN EXPRESS COMPANY



                                          By:____________________________
                                          Name: Stephen P. Norman
                                          Title:  Secretary

                                           Exhibit III

                                                to

                                           Schedule 13G

                                             Under the

                                 Securities Exchange Act of 1934


       Pursuant to Rule 13d-1(f)(1), American Express Financial Corporation affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed in its behalf.


                                        American Express Financial Corporation


                                       By:
                                       Steve Turbenson
                                       Director - External Reports and Tax